EXHIBIT B

LIST OF EXECUTIVE OFFICERS AND DIRECTORS

OF CDP GLOBAL ASSET MANAGEMENT INC.

PRINCIPAL
DIRECTORS	BUSINESS ADDRESS	OCCUPATION

Gordon J. Fyfe	CDP Capital-World Markets Inc.	President
1981, avenue McGill College
Montréal (Québec) H3A 3C7

Andre Duchesne	CDP Capital	Senior Vice-President,
	1981, Mc Gill College Avenue	Fixed Income and
	Montreal(Québec) H3A 3C7		Currencies

OFFICERS	BUSINESS ADDRESS	PRINCIPAL OCCUPATION

Gordon J. Fyfe	CDP Capital-World Markets Inc.	President
1981, avenue McGill College
Montréal (Québec) H3A 3C7

Andre Duchesne	Same	Senior Vice-President,
Fixed Income and
Currencies

Francois Grenier	Same	Senior Vice-President,
Equity Mrakets
Currencies

Ernest Bastien	Same	Associate Vice-President
North American Bond
Market Fixed Income and Currencies

Stephane Gagnon	Same	Associate Vice-President
Sectory Equity Management

Marc Provost	Same	Associate Vice-President,
Canadian Equities

Pierre Malo	Same	Associate Vice-President,
Canadian Equities